Exhibit 10.23

EXECUTIVE INCENTIVE COMPENSATION PROGRAM – FY 2012

Purpose

The FY2012 Executive Incentive Compensation Program is one part of the total compensation plan for eligible executives (“Participants”) and complements other components of an executive’s total target compensation (TTC), which also includes base salary and other employee benefits. The purpose of the ICP is to reward employees for the achievement of the Company’s objectives and their individual MBO’s as outlined in this document.

Plan Year

This document represents the FY2012 Executive Incentive Compensation Program (“the Plan” or “ICP”). The Plan year begins on January 1, 2012 and ends on December 31, 2012.

Eligibility

All members of the executive management team reporting to the CEO are eligible to participate in the Plan,. Eligibility to participate commences as of January 1, 2012 or the executive’s 2012 hire date if the executive is hired during the Plan Year after January 1, 2012. For executives hired in 2012, bonus payments will be pro-rated based on months worked during the Plan Year. For Plan purposes, executives hired before the 15th of the month will be eligible for partial credit for that month. Executives hired on or after the 15th of the month will not receive any credit for that month. Executives hired on or after October 1, 2012, are not eligible to participate in the Plan for FY2012.

Plan Philosophy

Plan Components

Participating executives are eligible to receive an annual bonus payout based on the company’s performance for the fiscal year. Twenty percent (20%) of the Plan is based on a non-discretionary formula based upon company achievement of the Processing Efficiency goal. Forty percent (40%) of the Plan is based on meeting or exceeding Subscription Revenue, and forty percent (40%) of the Plan is based on Annual Contract Value Subscription Targets of newly acquired customers (“ACV”); for this component of the Plan, the executive’s actual payout will be based on his/her performance against individual MBO’s determined by the executive and his/her manager.

Performance Targets and Weighting

The Plan is based upon and funded by the aggregated achievement of annual Subscription Revenue (defined as GAAP subscription revenue recognized for the entire year, excluding support, services and training revenue) and ACV (defined as the minimum committed average annual Production Subscription Fee for the first three years of the customer’s subscription for Demandware’s eCommerce Platform Services; ACV does not include nonrecurring support, services and training fees under those agreements, divided by the number of months in the term). Production Subscription Fee means those fees paid for the Production Subscription per a duly executed Order Form. The specific targets for each Plan component shall be as determined by the Compensation Committee.

The funding of each objective will vary as follows:

1)	Subscription Revenue: If achievement is below 100% of the target Subscription Revenue goal for FY2012, the funding is zero for this portion of the Plan. If achievement is at 100% of the target, the funding for this objective will be at 75% and increases 7.5% for every full 1% of additional Subscription Revenue achievement, with the ability to overachieve up to 150%, provided that both the Subscription Revenue and ACV targets are met. If both targets are not met, funding for this objective cannot exceed 100%. Once funded, actual individual bonus payment for achievement of this component will be based on the executive’s performance against his/her MBO’s.

2)

ACV: If achievement is below 75% of the ACV target for FY2012, the funding is zero for this portion of the Plan. At 75% of the ACV target, the funding for this objective will be 50%, and increases 2% for every full 1% of new ACV achievement up to ACV target. Payout increases 3.66% for each full 1% of new ACV subscription achievement over the target up to 150%, provided that both the Subscription Revenue and ACV targets are met. If both targets are not met, funding for this objective cannot exceed 100%. Once funded, actual individual bonus payment for achievement of this component will be based on the executive’s performance against his/her MBO’s.

3)	Processing Efficiency: Excellence in this area is important to consumer performance, online revenue, and overall customer satisfaction. If achievement is below the target goal the payout is zero for this portion of the Plan. At the target goal, the funding for this objective will be 75%, and increases 5% for every 1% efficiency improvement, with funding at 100% if the target goal is achieved and the ability to overachieve up to 150%. This objective is non-discretionary and will be paid to all eligible executives regardless of performance against individual MBO’s, provided that the minimum performance threshold of 75% is achieved.

Payout Determination

The targeted incentive compensation is determined by the Company. Actual payout may be less, equal to, or greater than the targeted amount based on two factors: 1) the Company’s performance against the objectives set forth above, and 2) individual executive performance against MBO’s established by the executive and his/her manager. Note that MBO performance cannot exceed 100%. If the total MBO performance for the year is 65% or below, the executive is ineligible for any payment under this Plan. The executive’s overall achievement of MBO’s for the full year will be used to determine the actual payout amount for all components with the exception of the Processing Efficiency objective, which is a non-discretionary payment provided that the targets are achieved as outlined above.

Payment

Earned 2012 ICP payments will be paid during the first quarter of 2013. Any executive who is on a Performance Improvement Plan as of December 31, 2012 will not qualify or be eligible for any payment under this ICP, including the discretionary and non-discretionary components of the Plan.

Eligibility

1.	Termination of Employment: ICP eligibility ends on the date an executive terminates employment with Demandware. No Plan payouts will be made to executives who have terminated employment with Demandware on or before the date ICP payments are made. If an executive is on an approved leave of absence at the time of payment, the payment amount will be pro-rated based on his/her continuous months of employment during 2012, and paid upon his/her return to active executive status.

2.	Retroactive pay adjustments will not be applied. Payments will be based on the salary in effect on December 31, 2012 for annual payment.

3.	Payment on any particular occasion of any bonus amount in accordance with this Plan shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under this Plan or otherwise.

4.	All payouts will be after applicable withholding taxes for the respective tax jurisdiction.

Administration

1.	The Plan year terminates on December 31, 2012. This Plan terminates upon the sooner of payout of any bonus amounts due hereunder or March 31, 2013 unless extended in writing by the Company.

2.	The Company does not guarantee that this incentive compensation program or any other bonus plan will exist each year, or that you will receive incentive compensation or any similar bonus in any given year.

3.	The adoption of this Plan shall not be deemed to give any executive the right to be retained in the employ of Demandware or to interfere with the right of the Company to dismiss any executive at any time, for any reason not prohibited by law nor shall it be deemed to give the Company the right to require any executive to remain in its employ.

4.	Payments under this Plan are not part of the Participant's base salary, severance or other benefits.

5.	The financial targets assigned and recognized as goals on any of the performance factors may be removed, revised or otherwise modified by the Chief Executive Officer of the Company at any time for any reason.

6.	A Participant’s right to receive payment of an award under the Plan shall be no greater than the right of an unsecured general creditor of the Company. All awards under the Plan shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such awards.

7.	The Company reserves the right to amend, terminate and modify this Plan at any time in its sole discretion with or without notice. Each Participant, by signing a Certificate of Acknowledgment, specifically acknowledges this right. Management’s interpretation of the Plan is final and in the sole and absolute discretion of Management. The Company reserves the right to make final and binding decisions regarding the amount of incentive, if any, to be paid to any Participant.

8.	No Participant or third party acting on behalf of or through a Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any amounts that may be payable hereunder, nor shall any of said amounts be subject to seizure for payment of debt, judgments, alimony or separate maintenance owed by a Participant, or be transferable by operation of law in the event of a bankruptcy, or otherwise.

9.	This Plan is administered by, and all decisions regarding any payments hereunder shall be made by Demandware, its Management and/or the Compensation Committee of the Board of Directors.

10.	All matters of Plan interpretation should be directed to the Senior Vice President, Human Resources or his designee. If any term or condition of this Plan is found to be in non-conformance with a given state, federal or other law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.

11.	The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA, without regard to its conflict of laws principles.

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